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Exhibit 10.41

SEVERANCE AGREEMENT AND GENERAL RELEASE

        Recognizing that Annette M. Jacobs, ("Employee") is and has been employed by Qwest Services Corporation, a subsidiary of Qwest Communications International Inc. (individually and collectively referred to herein as "Employer"); and

        Recognizing that Employee's employment with Employer is terminating on September 5, 2003, ("Separation Date"); and

        Recognizing that the undersigned parties to this Severance Agreement and General Release ("Agreement") wish to amicably and finally resolve all disputes, known and unknown, including but not limited to disputes related to Employee's employment, Employee's employment-related benefits, and Employee's separation from employment; and

        Recognizing that Employee has been afforded ample opportunity to review and consider this Agreement; and

        Recognizing that Employee has been encouraged to consult with, and has had sufficient opportunity to consult with Employee's attorneys and financial advisors regarding the terms of this Agreement before signing this Agreement;

        Employer and Employee hereby execute this Agreement, and in consideration of the promises contained in this Agreement, the sufficiency of which is expressly acknowledged and affirmed by both Employee and Employer, agree as follows:

        1.    Payments and Benefits.    Assuming this Agreement is not revoked, as provided in Section 15 below, in consideration for Employee's execution of this Agreement and compliance with the terms and conditions contained herein, Employer shall provide Employee with the payments and benefits described below:

          a.     Employer shall pay Employee, in a lump sum, the gross bonus amount of $336,575.34 less applicable deductions and withholding. This payment will be made within 30 days after the expiration of the revocation period set forth in Section 15 below.

          b.     Employer shall pay Employee, in a lump sum, the severance amount of $675,000.00 less applicable deductions and withholding. This payment will be made within 30 days after the expiration of the revocation period set forth in Section 15 below

          c.     Employee will also be eligible for continuing benefits as set forth in the attached Benefits Outline.

          d.     Employer will pay Employee an additional lump sum in the amount of $183,750.00 to compensate her for her inability to exercise 87,500 vested stock options with a strike price of $2.10 granted on July 8, 2002 (the "Options") during the 90 day period following her separation. In consideration of this payment, Employee agrees that Qwest will cancel the Options. This payment will be made within 30 days after the expiration of the revocation period set forth in Section 16 below.

        2.    Release and Waiver of Claims and Covenant Not to Sue.    As a free and voluntary act, Employee hereby releases and discharges and covenants not to sue, Employer, its past, present and future subsidiaries, affiliates, predecessors (including, without limitation, U S WEST, Inc. and its subsidiaries and affiliates), divisions, successors, and assigns, and, in such capacities, their respective directors, officers, employees, contractors, shareholders, partners, representatives and agents (individually and collectively referred to herein as "Qwest"), in connection with any and all debts, obligations, claims, liability, damages, demands, judgments, actions, causes of action, suits, promises, acts, omissions, defenses (including, without limitation, recoupment and setoff), costs and expenses (including, without limitation, attorneys' fees) of any kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected, including specifically but not exclusively:

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  any and all alleged claims relating to or arising out of Employee's employment with Employer, including but not limited to, any alleged claims for wages or salary;

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  any and all alleged claims for promissory estoppel or unjust enrichment, and any and all alleged claims relating to or arising out of Employee's services or any claimed breach of an alleged oral or written employment contract, quasi-contract, or implied contract;

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  any and all alleged tort claims;

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  any and all alleged claims for libel and/or slander;

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  any and all claims relating to or arising from any federal, state or local statutes, laws or ordinances, including, without limitation, claims under the Age Discrimination in Employment Act of 1967, as amended, claims under Title VII of the Civil Rights Act of 1964, as amended; claims under the Civil Rights Act of 1991; claims under 42 U.S.C. § 1981, § 1981a, § 1985, or § 1988; claims under the Family and Medical Leave Act of 1993; claims under the Americans with Disabilities Act of 1990, as amended; claims under the Fair Labor Standards Act of 1938, as amended; claims under the Worker Adjustment and Retraining Notification Act; claims under the Colorado Anti-Discrimination Act; and claims under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and including claims for attorneys' fees and/or dispute resolution costs;

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  any and all claims for any disability payments under the Qwest Disability Plan or Qwest Pension Plan. The reference to the Qwest Disability Plan and Qwest Pension Plan includes any successor or predecessor of such plans, such as the former Sickness and Accident Disability Plan or Long Term Disability Plan of any Employer-related or U S WEST-related entity and all benefits thereunder;

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  any and all claims which Employee might have or assert against Qwest (or any of them) (1) by reason of Employee's employment with Employer and/or the termination of employment with Employer and all circumstances related thereto; or (2) by reason of any other matter, cause, event, act or omission whatsoever between Employee and Qwest (or any of them) that arose prior to Employee's execution of this Agreement; and

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  Employee's right to seek individual relief on Employee's own behalf for any charges of discrimination filed with any federal, state or local agency, pending or otherwise, arising from or related to Employee's employment with Employer, or the termination of Employee's employment with Employer.

        This Section 2 does not apply to: (1) any claim Employee may make under applicable state unemployment compensation laws, (2) any claim Employee may make under applicable workers' compensation statutes, 3) Employee's rights under this Agreement, (4) claims which arise after the date of Employee's execution of this Agreement; (5) any claim Employee may make, or right Employee may have, for indemnification to the extent authorized or required by the bylaws, articles of incorporation, operating agreement or any other agreement, plan, procedure or policy of Employer or any other parent, subsidiary or affiliated entity, corporation or limited liability company of Employer (including but not limited Qwest Communications International, Inc., Qwest Corporation and Qwest Wireless, LLC) or under applicable law; and (6) any claim Employee may make, or right Employee may have with regard to director's and officer's liability insurance coverage, or fiduciary insurance coverage.

        3.    "Company Information" and "Qwest Property."    Employee will not use or disclose "Company Information" (as defined below) at any time subsequent to Employee's execution of this Agreement, except in response to lawful government inquiry or as required by law (including legal process) or in the performance of Employee's duties as an active Employee of Employer, or except in connection with any services duly authorized by Employer that Employee may provide for Employer. This agreement not to disclose or use Company Information means, among other things, that Employee, for a period of 18 months beginning on Employee's Separation Date, may not take or perform a job whose responsibilities would likely lead Employee to disclose or use Company Information. Employee acknowledges and agrees that the assumption and performance of such responsibilities, in that situation, would likely result in the disclosure or use of Company Information and would likely result in irreparable injury to Qwest. If a court determines that this provision is too broad, Employee and Employer agree that the court shall modify the provision to the extent (but not more than is) necessary to make the provision enforceable. Employee will, no later than the Separation Date, return to Employer all "Qwest Property" (as defined below) in Employee's possession, custody, or control, and all documents containing or referring to "Company Information," including all copies, duplicates, reproductions or excerpts of such information. The term "Company Information" shall mean any confidential, financial, marketing, business, technical, or other information, including specifically but not exclusively, information which Employee prepared, caused to be prepared, or received in connection with Employee's employment with Employer, such as objective and subjective evaluations of management, business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to all Qwest companies and affiliates, (former and present) Qwest subsidiaries, predecessors and successors. The term "Company Information" shall include, but not be limited to, the Qwest-related contents of the hard drive or other storage medium of any computer in Employee's possession or custody, or subject to Employee's control. For purposes of this Agreement, "Company Information" specifically excludes information that is generally known or becomes known in the industry (except when known due to Employee's impermissible actions). The term "Qwest Property" includes, but is not limited to, keys, access cards, files, memoranda, reports, software, credit cards, computers, computer disks, instructional and management manuals, and books. Nothing in this Agreement shall limit, restrict, preclude or influence Employee's testimony in any way or cause Employee not to provide truthful testimony or information in any manner or in response to any inquiry by a governmental official.

        4.    Employee Cooperation and Reimbursement.    Employee agrees to cooperate reasonably with Employer in connection with any dispute, lawsuit, arbitration, or any internal or external investigation involving Employer or Qwest (a "Proceeding") with respect to which Employer reasonably believes Employee may possess relevant information. In that event, upon reasonable notice and at reasonable times, and for reasonable periods, Employee agrees to make himself or herself reasonably available for interviews, witness preparation sessions, and appearances in connection with any Proceeding (including, but not limited to, appearances at depositions, hearings and trials). Recognizing that upon Employee's separation from Employer, participating in interviews or witness preparation sessions may be a burden, Employer agrees to reimburse Employee for the time Employee spends involved in interviews and witness preparation sessions requested by Employer at a rate equal to Employee's final base salary with Employer, computed on an hourly basis (assuming a 40 hour work week), for such time actually spent in such interviews or witness preparation sessions. In addition, Employer will reimburse Employee for reasonable expenses Employee incurs in connection with such interviews and witness preparation sessions. The parties agree that Qwest (and each of them) will not be obligated to reimburse Employee for lost wages, lost opportunities, or other financial consequences of such cooperation, or to make any other payment to Employee other than the payments by Employer referred to in the two previous sentences. The parties further agree that Qwest (and each of them) will not, and will not be obligated to, reimburse Employee for any time spent testifying in any Proceeding (including, but not limited to, appearances at depositions, hearings and trials). Nothing in this Agreement shall limit, restrict, preclude, require or influence Employee's testimony in any Proceeding or cause Employee not to provide truthful testimony or information in any matter or in response to any inquiry by a government official or representative. Employer's obligation to reimburse Employee as described above is conditional upon Employee providing, at all times, completely truthful information during any internal or external investigation or dispute.

        5.    Arbitration of Disputes.    In consideration for and as a pre-condition of receiving severance benefits under this Severance Agreement, Employee agrees to binding arbitration of any and all claims regarding (1) Employee's employment with Employer prior to the date this Agreement is signed, (2) Employee's termination of employment with Employer prior to the date this Agreement is signed, and/or (3) the terms and conditions of and/or obligations imposed by this Severance Agreement. By signing this Agreement, Employee agrees that Employee is voluntarily, knowingly, and intelligently waiving any right that Employee may otherwise have to seek remedies in court, including the right to a jury trial, subject to the exceptions described below. Qwest also voluntarily, knowingly and intelligently waives any right it otherwise may have to seek remedies against Employee in court, including the right to jury trial, subject to the exceptions described below. The claims, controversies and disputes that are subject to arbitration include, without limitation, those that arise directly or indirectly in connection with any disputes involving Qwest and/or any employee(s), Director(s), officer(s), or agent(s) of Qwest, whether arising in contract, statute, tort, fraud, misrepresentation, discrimination, common law or any other legal theory, including, but not limited to, disputes relating to the making, performance or interpretation of this Agreement; and claims or other disputes arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or; the Family and Medical Leave Act of 1993; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the Fair Labor Standards Act of 1938, as amended; the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); the Colorado Anti-Discrimination Act; or any other similar federal, state or local law or regulation, whenever brought, shall be resolved by arbitration. This agreement for arbitration supersedes any prior arbitration agreement between Employee and Employer to the extent they are inconsistent. This Agreement for arbitration is not intended to revive any claims which have been released by the execution of this Agreement. If, however, Employee would otherwise be legally required to exhaust administrative remedies to obtain legal relief, Employee can and must exhaust such administrative remedies prior to pursuing arbitration.

          (a)    Legal and Procedural Standards.    The Federal Arbitration Act, 9 U.S.C. § 1, et seq. ("FAA"), as amended, shall govern the arbitrability of all claims. In the event that the FAA is found not to apply, the Colorado Uniform Arbitration Act will apply. Additionally, the substantive law of Colorado, to the extent it is consistent with the terms stated in this Agreement for arbitration, shall apply to any common-law claims. A single arbitrator engaged in the practice of law shall conduct the arbitration under the procedures set forth in the American Arbitration Association ("AAA") National Rules for the Resolution of Employment Disputes that are in effect at the time a demand for arbitration is made. Other than as set forth herein, the arbitrator shall have no authority to add to, detract from, change, amend or modify existing law. The arbitrator shall be chosen from the State of Colorado unless Employee and Qwest mutually agree otherwise. The arbitrator shall have the authority to order such discovery as is necessary for a fair resolution of the dispute. The arbitrator may award punitive damages, if and only to the extent allowed by Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; and the Americans with Disabilities Act of 1990, as amended, and the arbitrator shall be bound by any limitations on the amount of punitive or other damages imposed by said statutes. As to claims not governed by said statutes, the arbitrator shall be bound by all applicable limitations imposed by federal, state or local laws regarding punitive damage awards in arbitration proceedings. The arbitrator will apply applicable statutes of limitation, will honor claims of privilege recognized by law, and will take reasonable steps to protect confidential or proprietary information, including the use of protective orders. The arbitrator will make any award in writing, but need not provide a statement of reasons unless requested by a party.

          (b)    Confidentiality; Costs.    Employee agrees that all arbitration proceedings, including without limitation, any settlements, will be confidential. In this regard, neither Employee nor Qwest may disclose the existence, content or results of any arbitration or award, except as may be required by governmental inquiry, law, or to confirm, enforce or vacate an award. Employee shall not be required to pay more than One Hundred Fifty Dollars ($150.00) of the arbitrator's fees and costs of arbitration. If Employee prevails in the arbitration, Employee shall be entitled to receive reasonable attorneys' fees if and as provided by law. The arbitrator's decision and award shall be final and binding as to all claims that were, or could have been, raised by Employee in the arbitration, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

          (c)    Exceptions to Arbitration.    Employee agrees that Qwest would suffer irreparable injury if Employee breaches Employee's responsibilities relating to (1) the Nondisclosure of Confidential Information, (2) Non-Compete, or (3) Non-Solicitation provisions in this Severance Agreement, and the resulting injury would not be fully compensable in monetary damages. Accordingly, in the event Employee breaches or threatens to breach such provisions, this arbitration agreement shall not apply to claims to enforce these obligations. Accordingly, in the event Employee breaches or threatens to breach such provisions, Qwest shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Qwest. The only other claims between Employee and Qwest that are not included for arbitration within this agreement are claims for workers' compensation or unemployment compensation benefits. If any party hereto files a judicial or administrative action asserting claims subject to this arbitration provision, and another party successfully stays such action and/or compels arbitration of such claims, the party filing said action shall pay the other party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys' fees not to exceed Two Thousand Five Hundred Dollars ($2,500.00).

          (d)    No Class Action or Consolidated Proceedings.    Employee may bring individual claims, but Employee agrees that Employee has no right or authority to bring claims to be arbitrated on a class action or consolidated basis, or on any other basis involving claims brought in a purported representative capacity on behalf of the general public, other employees or other persons allegedly similarly situated as Employee. In addition, Employee shall not participate as a class representative or member in any action related to claims subject to the agreement for arbitration or the Waiver in this Agreement.

        6.    Cessation and Repayment of Benefits.    If Employer determines at any time (including after payment of benefits under this Agreement) that during Employee's employment with Employer, Employee engaged in conduct that would have constituted Cause for termination (as defined below), regardless of (i) when during employment such conduct occurred, (ii) when Employer knew or learns of such conduct or should have known of such conduct, or (iii) what Employer now knows or should have known about Employee's conduct, then Employer may provide to Employee (or, if applicable, Employee's estate or beneficiary) written notification of such determination. If Employee disputes that such Cause exists or existed, Employee may commence an arbitration under Section 6 of this Agreement. If the arbitrator finds that Cause exists or existed, Employee shall make prompt repayment to Employer of all cash payments provided in Section 1 of this Agreement and other benefits received by Employee pursuant to this Agreement (including, but not limited to, the value of any discounted COBRA coverage). Consistent with applicable law, any repayments shall include an interest factor equal to the applicable federal short term interest rate pursuant to Internal Revenue Code section 1274. Interest shall begin to accrue on the 22nd day after Employer sends Employee (or, if applicable, Employee's estate or beneficiary) the written notification of its determination that such Cause exists or existed, and shall continue to accrue until complete repayment is made to Employer. If Employer notifies Employee (or, if applicable, Employee's estate or beneficiary) in writing of the determination that Cause for termination exists prior to having made some or all of the payments required pursuant to Section 1 of this Agreement, such payments shall not be made at the times specified in Section 1 and shall only be made if the Employer withdraws its determination, if the arbitrator determines that Cause did not exist or if the parties agree otherwise.

        "Cause" for termination shall mean (i) misconduct or unlawful conduct which results in injury to Qwest, (ii) conviction of (or pleading nolo contendere to) (a) any misdemeanor involving moral turpitude or fraudulent conduct or (b) any felony; (iii) violation of the Qwest Code of Conduct or other Qwest policies resulting in injury to Qwest.

        7.    Competition; Non-Solicitation; Cooperation in Litigation.    In consideration for and as a pre-condition of receiving severance benefits Employee agrees that she acknowledges, reaffirms and agrees to continue to be bound by the Qwest Communication Corporation EXECUTIVE NON-COMPETE; NON-SOLICITATION; NON-DISCLOSURE AGREEEMENT which she signed on April 20, 2001.

        8.    Consideration.    Employee expressly agrees that this Agreement provides monies and benefits that are considerations to which Employee would not otherwise lawfully be entitled without signing this Agreement, and that these considerations constitute payment in exchange for signing this Agreement.

        9.    Partial Invalidation of Agreement.    If one or more terms, provisions or parts of this Agreement are found by a court or arbitrator to be invalid, illegal, or incapable of being enforced by any rule of law or public policy, the terms, provisions or parts shall be modified to the extent (but not more than is) necessary to make the provision enforceable. Additionally, all other terms, provisions and parts of this Agreement shall nevertheless remain in full force and effect.

        10.    Full Agreement.    With the exception of the attached Benefits Outline and any plan documents or agreements referred to therein or under which Employee is eligible to receive benefits, this Agreement contains the entire understanding of the parties with respect to the matters addressed in this Agreement, and supersedes all prior representations, understandings and agreements of the parties with respect to the matters addressed in this Agreement, including any and all prior agreements for the payment of severance benefits. The parties acknowledge that no promises or representations have been made to induce Employer or Employee to sign this Agreement other than as expressly set forth in this Agreement, and that each party has signed this Agreement as a free and voluntary act. No term or provision of this Agreement may be modified or extinguished, in whole or in part, except by a writing which is dated and signed by both Employee and an executive officer of Employer. Employee shall pay Employee's own attorneys' fees, financial advisor fees, costs and expenses incurred in the negotiation, review and execution of this Agreement.

        11.    Offset.    To the extent permitted by law, any severance benefits may be reduced by the amount(s) of any outstanding monetary debts Employee owes to Qwest. Such debts will be treated as satisfied to the extent of the withheld payments.

        12.    Successors, Assigns et al.    The Agreement shall be binding and shall inure to the benefit of the parties to this Agreement and their respective successors, assigns, executors, administrators, heirs and legal representatives, as the case may be; provided, however, that no assignment by any party to this Agreement shall operate to relieve such party to this Agreement of that party's obligations under this Agreement.

        13.    Headings.    The headings contained in the Agreement are for convenience only, do not constitute part of the Agreement and shall not limit, be used to interpret or otherwise affect in any way the provisions of the Agreement.

        14.    No Admission Of Liability.    This Agreement shall not be admissible in any proceeding as evidence of any improper conduct by Qwest and Qwest denies that it has taken any improper action against Employee in violation of any federal, state, or local law or common law principle.

        15.    Free And Voluntary Act.    The above release of claims means, in part, that Employee gives up all rights to damages and/or money based upon any claims against Qwest of age discrimination that arise through the date this Agreement is signed. Employee acknowledges that Employee has been given at least forty five (45) days to consider this Agreement and that Employee has been advised to consult with an attorney prior to signing this Agreement. Employee may waive the balance of the forty five (45) day consideration period by signing this Agreement sooner. Employee further acknowledges that Employee has been advised that Employee has the right to revoke (i.e., cancel) this Agreement within seven (7) calendar days of signing it. To be effective, the revocation must be in writing and tendered to Executive Vice President and Chief Human Resources Officer, Qwest Communications International, Inc., 1801 California Street, Denver, Colorado, 80202, and must be by mail or by hand delivery. If by mail, the revocation must be: 1) postmarked within the seven (7) day period; 2) properly addressed; and 3) sent by Certified Mail, Return Receipt Requested. In the event that Employee exercises the right to revoke, Employee agrees to return to Qwest all sums paid and benefits provided to Employee in consideration of this Agreement.

CAUTION: READ CAREFULLY BEFORE SIGNING. YOU MAY WANT TO CONSULT LEGAL COUNSEL.

Dated:	9/17/03	/s/ ANNETTE M. JACOBS
Dated:	9/17/03	/s/ BARRY K. ALLEN Barry K. Allen EVP Chief Human Resources Officer

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  Exhibit 10.41